Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-268143) on Form S-3 and registration statements (Nos. 333-266170 and 333-273906) on Form S-8 of our report dated March 21, 2024, with respect to the consolidated financial statements of MiNK Therapeutics, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 21, 2024